UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

CAPSTONE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54905	46-0684479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8600 Transit Road, East Amherst, NY 14051
(Address of principal executive offices) (Zip Code)

(866) 798-4478
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

A.  As previously reported:

-	On September 30, 2014, Twinlab Consolidated Holdings, Inc. (OTC Pink: TLCC) (“Twinlab”) issued to us a Series A Warrant to purchase up to 52,631,579 shares of Twinlab’s Common Stock at an exercise price of $0.76 per share and a Series B Warrant to purchase up to 22,368,421 shares of Twinlab’s Common Stock at an exercise price of $0.76 per share. Both the Series A Warrant and Series B Warrant were to expire on October 31, 2017.
-	In April 2015 we exercised the Series A Warrant as to 657,895 Twinlab shares.
-	On September 30, 2014, Twinlab and we also entered into a Registration Rights Agreement, providing registration rights to us under the Securities Act of 1933 for the shares of Twinlab Common Stock underlying the Series A Warrant and Series B Warrant.
-	Also, on September 30, 2014, Twinlab and we entered into a Common Stock Put Agreement.
-	Pursuant to the Common Stock Put Agreement (as later amended), if we did not exercise the Series A Warrant by February 16, 2015 and thereafter at a rate of no less than 1,461,988 shares of Twinlab Common Stock (the “Minimum Amount”) per month (the “Minimum Rate”) over the term of the Series A Warrant, Twinlab had the right (subject to certain conditions) to require us to exercise the Series A Warrant at the Minimum Rate for the duration of the Series A Warrant, at a purchase price per share of $0.775. We have not exercised the “Minimum Amount” of shares per the Common Stock Put Agreement, and accordingly we were exposed to a potential obligation of approximately $40.8 million if Twinlab elected to exercise the put. In addition, if Twinlab exercised the put, we could lose our right to exercise the Series B Warrant.
-	In addition to the 657,895 restricted Twinlab shares which we obtained upon exercise of the Series A Warrant, we also own approximately 13.8 million unrestricted, free-trading shares of Twinlab Common Stock.

B.   On May 28, 2015, we entered into a Compromise Agreement and Release and an Amendment No. 1 to Series B Warrant, each between Twinlab and us. Pursuant to these two agreements:

-	The Common Stock Put Agreement was terminated.
-	We surrendered the entire Series A Warrant.
-	We surrendered 4,368,421 of the warrants under the Series B Warrant.
-	The remaining 18,000,000 warrants under the Series B Warrant were deemed divided into four tranches, each with an associated date beyond which it would no longer be exercisable: one tranche for 2,000,000 warrant shares (no longer exercisable after November 30, 2015); one for 4,000,000 warrant shares (no longer exercisable after March 31, 2016); one for 6,000,000 warrant shares (no longer exercisable after July 31, 2016); and another for 6,000,000 warrant shares (no longer exercisable after November 30, 2016);
-	We granted Twinlab three contingent call options, at $0.01 per share, to acquire Twinlab shares from us to the extent that upon effective expiration of the second, third and fourth tranches we had not exercised the warrants within such tranches. The three contingent call options would be for a number of Twinlab shares equal to 25% of such unexercised warrants (i.e., a maximum of 1,000,000 shares if we exercised no warrants from the second tranche, a maximum of 1,500,000 shares if we exercised no warrants from the third tranche and a maximum of 1,500,000 shares if we exercised no warrants from the fourth tranche). In addition, Twinlab cannot exercise a contingent call option unless it has satisfied such option’s “Liquidity Condition,” namely that for each of the three or fourth months before the tranche’s effective expiration date Twinlab must have a financial position sufficient to show a 1.15x fixed charge coverage ratio for a certain trailing period, all as defined by Twinlab’s Credit and Security Agreement dated January 22, 2015.

C.  As a result of these two agreements, our investment position in Twinlab is now as follows:

-	We have no further potential cash obligation to Twinlab under the Common Stock Put Agreement; an imminent cash obligation to Twinlab of approximately $40.8 million is avoided.
-	We retain all of our approximately 13.8 million unrestricted, free-trading Twinlab shares and all of our 657,895 restricted Twinlab shares.
-	We retain 18,000,000 warrants under the Series B Warrant, at an unchanged $0.76 per share exercise price, with effective expiration dates ranging from November 30, 2015 to November 30, 2016 (and with at least 14 months of remaining term for 12,000,000 of the warrants).
-	The Registration Rights Agreement remains in full force and effect to enable the Securities Act registration of all Twinlab shares issued upon exercise of the Series B Warrant.
-	We have a contingent obligation to redeliver (at $0.01 per shares) up to 4,000,000 Twinlab shares, but the obligation would be reduced or entirely eliminated to the extent we exercise the last three deemed tranches of the Series B Warrant and/or to the extent that Twinlab fails to meet a required fixed charge coverage ratio for certain months. The redelivered Twinlab shares would not have to be free-trading Twinlab shares.

D.   The foregoing summary of the material terms of the Compromise Agreement and Release and the Amendment No. 1 to Series B Warrant does not purport to be complete and is qualified in its entirety by reference to the September 30, 2014 agreements and warrants, copies of which are filed with our previous Securities and Exchange Commission reports, and to the Compromise Agreement and Release and the Amendment No. 1 to Series B Warrant, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Compromise Agreement and Release, by and between Capstone Financial Group, Inc. and Twinlab Consolidated Holdings, Inc., dated May 28, 2015
10.2	Amendment No. 1 to Series B Warrant, by and between Capstone Financial Group, Inc. and Twinlab Consolidated Holdings, Inc., dated May 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE FINANCIAL GROUP, INC.

Date:   May 29, 2015

By: /s/ Darin Pastor

Name: Darin Pastor

Title: Chief Executive Officer